BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2004 Annual Report on Form 10-K

EXHIBIT 10.6(a)

FORM OF STOCK OPTION AGREEMENT UNDER THE

PREMIUM OPTION AND RESTRICTED STOCK PROGRAM

Effective July 1, 2004

THE BRIGGS & STRATTON CORPORATION STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Optionee:	[Name]
No. of Shares:	[Number]
Date of Grant:	[Date]
Expiration Date:	[Date]
Exercise Price:	$ [110% of Fair Market Value on grant date]

BRIGGS & STRATTON CORPORATION (the “Company”), a Wisconsin corporation, hereby grants to the above-named employee (the “Optionee”) under The Briggs & Stratton Corporation Stock Incentive Plan as amended and restated in the Incentive Compensation Plan (the “Plan”) a stock option to purchase from the Company during the period commencing (except as otherwise provided herein) on [Date] and ending (except as otherwise provided herein) on the expiration date set forth above (the “option term”) up to but not exceeding in the aggregate the number of shares set forth above of the Common Stock, $0.01 par value, of the Company (“Common Stock”) at the price per share set forth above, all in accordance with and subject to the following terms and conditions:

1. No shares subject to this option may be purchased before [Date]. On such date and from time to time thereafter, the shares subject to this option may be purchased during the option term. If the Optionee’s employment is terminated for any reason prior to [Date], then, unless otherwise determined by (or pursuant to authority granted by) the Compensation Committee (the “Committee”) of the Board of Directors of the Company, this option shall not be exercisable.

2. If the effective date of retirement of the Optionee is before [Date], the Optionee may make application (at least one month prior to retirement) to the Committee for this option to become exercisable on such effective date. Such application may be denied or granted in whole or in part.

The following additional provisions shall apply with respect to the exercise of the option following termination of employment: (i) In the event that the Optionee’s employment shall be terminated by reason of death before the option is exercisable, the option may thereafter be exercised for a period of one year from the date of death. (ii) In the event that the Optionee’s employment shall be terminated by reason of Disability or Retirement, no shares may be purchased after a period of three years from the date of termination of employment; provided, however, that if the Optionee’s employment is terminated by reason of Disability or Retirement and if the Optionee dies within three years of such termination of employment, this option shall continue to be exercisable for a period of 12 months from the date of death of the Optionee. (iii) In the event that an Optionee’s employment is terminated for any other reason, no shares may be purchased after the date of termination of employment; except that the option, to the extent then exercisable, may be exercised for the balance of the option term. However, nothing in (i), (ii) or (iii) above shall permit the purchase of any shares after the expiration date set forth above. The Optionee’s employment shall be deemed to be terminated when he or she is no longer employed by (i) the Company, a subsidiary or an affiliate thereof, or (ii) a corporation, or a parent or subsidiary thereof, substituting a new option for the option granted by this Agreement (or assuming the option granted by this Agreement) by reason of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation. Leaves of absence shall not constitute termination of employment.

Notwithstanding anything in the foregoing to the contrary, to the extent permitted under Section 422 of the Code, if the Optionee’s employment is terminated by reason of death, Disability or Retirement and the portion of this option that is otherwise exercisable during the post-termination period as provided above and as specified under Sections 5(f), (g) or (h) of the Plan, applied without regard to Section 5(j) of the Plan, is greater than the portion that is exercisable as an incentive stock option during such post-termination period under Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the Optionee to exercise this option either as an incentive stock option or, if exercised after the expiration periods that apply for purposes of Section 422, as a non-qualified stock option.

3. Exercise of this option shall occur on the date (the “Date of Exercise”) the Company receives at its principal executive offices (i) a written notice (the “Notice of Exercise”) specifying the number of shares to be purchased, and (ii) payment by certified check, cashier’s check or confirmation of a wire transfer for the purchase price for such shares. In lieu of such payment by certified check, cashier’s check or wire transfer, the Optionee may tender to the Company (i) outstanding shares of Common Stock, having a Fair Market Value, determined on the Date of Exercise, equal to the purchase price for the number of shares being purchased, or (ii) a combination of shares of outstanding Common Stock, as described above, so valued and payment as aforesaid which equals said purchase price, together, in each case, with payment of any applicable stock transfer tax. If the Fair Market Value, as so determined, of the shares tendered to the Company shall exceed the purchase price applicable to the number of shares being purchased, an appropriate cash adjustment will be made by the Company for any fractional share remaining. The Company will not deliver shares of Common Stock being purchased upon any exercise of this option unless it has received an acceptable form of payment for all applicable withholding taxes or arrangements satisfactory to the Company for the payment thereof have been made. Withholding taxes may be paid with outstanding shares of Common Stock (including Common Stock delivered upon exercise of this option), such Common Stock being valued at Fair Market Value on Date of Exercise. The Optionee shall have no rights as a stockholder with respect to any shares covered by this option until the date of the issuance of a stock certificate for such shares.

4. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee or by the guardian or legal representative of the Optionee.

5. The terms and provisions of this Agreement (including, without limiting the generality of the foregoing, terms and provisions relating to the option price and the number and class of shares subject to this option) shall be subject to appropriate adjustment in the event of any recapitalization, merger, consolidation, disposition of property or stock, separation, reorganization, stock dividend, issuance of rights, combination or split-up or exchange of shares, or the like.

6. Whenever the word “Optionee” is used herein under circumstances such that the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom this option may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person or persons.

7. The terms and provisions of the Plan (a copy of which will be furnished to the Optionee upon written request to the Briggs & Stratton Corporation, 12301 West Wirth Street, Wauwatosa, Wisconsin 53222) are incorporated herein by reference. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

IN WITNESS WHEREOF, this Incentive Stock Option Agreement has been duly executed as of [Date].

BRIGGS & STRATTON CORPORATION

By
John S. Shiely Chairman, President and Chief Executive Officer

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